EXHIBIT 11.1

                           VACATION BREAK U.S.A., INC.
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30,

                                                                         Three months ended
                                                          September 30, 1997              September 30, 1996
                                                          ------------------              ------------------


                                                                Primary                         Primary

Actual number of common shares
outstanding                                                     8,676,214                       8,570,000
                                                                ---------                       ---------
Weighted average number of common
  shares issued and outstanding                                 8,640,899                       8,570,000
Common stock equivalents computed
  under the Treasury Stock method                                 510,580                         295,391
                                                                  -------                      ----------

                                                                9,151,479                       8,865,391
                                                                =========                       =========

Net income                                                    $ 2,524,737                     $ 4,938,950
                                                                =========                       =========

Net income per share (1)                                           $ 0.28                          $ 0.56
                                                                     ====                            ====

(1) The dilutive effect of common stock equivalents was anti-dilutive to the computation of fully diluted EPS for the three months ended September 30, 1996.

                                                                     Nine months ended

                                                         September 30, 1997           September 30, 1996
                                                         ------------------           ------------------

                                                               Primary                       Primary

Actual number of common shares
outstanding                                                   8,676,214                     8,570,000
                                                              ---------                     ---------

Weighted average number of common
  shares issued and outstanding                               8,609,615                     8,555,000
Common stock equivalents computed
  under the Treasury Stock method                               364,477                       201,236
                                                            -----------                       -------

                                                              8,974,092                     8,756,236
                                                              =========                     =========

Net income                                                  $ 7,618,871                   $ 6,426,949
                                                              =========                     =========

Net income per share (2)                                         $ 0.85                        $ 0.73
                                                                   ====                          ====

(2) The use of Common stock equivalents for the EPS computation was anti-dilutive to the computation of the fully diluted EPS for the nine months ended September 30, 1997 and less than 3% for the nine months ended September 30, 1996.